EXHIBIT 99.1

Contact:	Michael J. Culotta Chief Financial Officer (615) 372-8512

HISTORIC LIFEPOINT HOSPITALS, INC. TO REDEEM ALL OF ITS
$221.0 MILLION OUTSTANDING 4 1/2% CONVERTIBLE SUBORDINATED NOTES

Brentwood, Tennessee (May 16, 2005) – LifePoint Hospitals, Inc. (“LifePoint Hospitals”) (NASDAQ: LPNT) today announced that its wholly-owned subsidiary, Historic LifePoint Hospitals, Inc. (“Historic LifePoint”), formerly known as LifePoint Hospitals, Inc., has called for redemption all of the $221,000,000 outstanding principal amount of its 4 1/2% Convertible Subordinated Notes due 2009, at a redemption price of 102.571% of the principal amount, plus accrued and unpaid interest to, but excluding, the redemption date, which is June 15, 2005. Notice of redemption of the notes is being mailed to all holders of record on May 16, 2005.

     Historic LifePoint intends to settle all redemptions in cash from cash on hand, borrowing under the existing revolving credit facility or new financing. Holders may convert their notes into common stock of LifePoint Hospitals at any time on or prior to the close of business on the business day immediately preceding the redemption date at a conversion rate of 21.1153 shares of LifePoint Hospitals common stock per $1,000 principal amount of notes, or an effective conversion price of approximately $47.36 per share of LifePoint Hospitals common stock.

     U.S. Bank National Association is the Trustee under the indenture governing the notes and is the Paying Agent in connection with the redemption. Payment of the redemption price will be made upon presentation and surrender of the notes on and after the redemption date to U.S. Bank National Association at One Financial Square, Louisville, Kentucky 40202, Attention: Corporate Trust.

     LifePoint Hospitals, Inc. is a leading hospital company focused on providing healthcare services in non-urban communities, with 50 hospitals, approximately 5,285 licensed beds and combined revenues of approximately $1.9 billion in 2004. Of the combined 50 hospitals, 46 are in markets where LifePoint Hospitals is the sole community hospital provider. LifePoint Hospitals’ non-urban operating strategy offers continued operational improvement by focusing on its five core values: delivering high quality patient care, supporting physicians, creating excellent workplaces for its employees, providing community value and ensuring fiscal responsibility. Headquartered in Brentwood, Tennessee, LifePoint Hospitals is affiliated with approximately 18,000 employees.

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Important Legal Information

     This release includes forward-looking statements based on current management expectations. Numerous factors exist which may cause results to differ from these expectations. Many of the factors that will determine LifePoint Hospitals’ future results are beyond LifePoint Hospitals’ ability to control or predict with accuracy. Such forward-looking statements reflect the current expectations and beliefs of the management of LifePoint Hospitals, are not guarantees of performance of LifePoint Hospitals and are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results to differ from those described in the forward-looking statements. For example, such risks, uncertainties, assumptions and other factors relating to the recent acquisition of Province Healthcare by LifePoint Hospitals include, without limitation, the possibility that (1) problems may arise in successfully integrating the businesses of LifePoint Hospitals and Province Healthcare; (2) the acquisition may involve unexpected costs; (3) the combined company may be unable to achieve cost-cutting synergies; (4) the businesses may suffer as a result of uncertainty surrounding the acquisition; and (5) the combined company may be subject to future regulatory or legislative actions. These forward-looking statements are also subject to other risks and uncertainties, including, without limitation, (i) reduction in payments to healthcare providers by government and commercial third-party payors, as well as changes in the manner in which employers provide healthcare coverage to their employees; (ii) the possibility of adverse changes in, and requirements of, applicable laws, regulations, policies and procedures, including those required by LifePoint Hospitals’ corporate integrity agreement; (iii) the ability to manage healthcare risks, including malpractice litigation, and the lack of state and federal tort reform; (iv) the availability, cost and terms of insurance coverage;

(v) the highly competitive nature of the healthcare business, including the competition to recruit and retain physicians and other healthcare professionals; (vi) the ability to attract and retain qualified management and personnel; (vii) the geographic concentration of LifePoint Hospitals’ operations; (viii) the ability to acquire hospitals on favorable terms; (ix) the ability to operate and integrate newly acquired facilities successfully; (x) the availability and terms of capital to fund LifePoint Hospitals’ business strategies; (xi) changes in LifePoint Hospitals’ liquidity or indebtedness; (xii) the potential adverse impact of government investigations and litigation involving the business practices of healthcare providers, including whistleblowers investigations; (xiii) volatility in the market value of LifePoint Hospitals’ common stock; (xiv) changes in general economic conditions in the markets LifePoint Hospitals serves; (xv) LifePoint Hospitals’ reliance on information technology systems maintained by HCA Inc.; (xvi) the costs of complying with the Americans With Disabilities Act; and (xvii) those risks and uncertainties described from time to time in LifePoint Hospitals’ filings with the SEC, including those related to the acquisition of Province Healthcare. Therefore, LifePoint Hospitals’ future results may differ materially from those described in this release. LifePoint Hospitals undertakes no obligation to update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

     All references to “LifePoint Hospitals” as used throughout this release refer to LifePoint Hospitals, Inc. and its affiliates.

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